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EXHIBIT 10.33

LEASE

    1.  PARTIES. This Lease (this "Lease") is made and entered into as of the 9th day of February, 1994, by and between THE 1993 SAMUEL JOSEPHSON REVOCABLE FAMILY TRUST under Declaration of Trust dated September 13, 1993 ("Landlord") and PHOENIX ASSOCIATES, a Nevada limited partnership ("Tenant"). This Lease is made in furtherance of the sale (the "Sale") of the "Premises" (as hereinbelow defined) by Tenant to Landlord effective concurrently with the effectiveness hereof.

    2.  PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, the building currently known as "Lucky Strike Casino & Bowl,"formerly known as "Henderson Bowl," and commonly described as 642 South Boulder Highway, Henderson, Nevada (the "Premises"), together with any and all related realty conveyed to Landlord by Tenant pursuant to the Sale. Tenant accepts the Premises "as is."

    3.  TERM. The term (the "Term") of the leasehold interest granted herein shall be for twenty (20) years effective upon the consummation of the Sale; provided, however, that Tenant shall have five (5) consecutive extension options thereafter to extend the Term for an additional ten (10) years per each such extension option upon written notice to Landlord prior to expiration of the Term as then in effect and under the terms and conditions as provided in this Lease except that the Basic Rent in respect of such option periods shall be equal to the amount thereof immediately prior to commencement of each such option period plus the additional sum of $2,500 monthly and that such Basic Rent shall again increase by $2,500 monthly after the completion of the fifth year of each such option period.

    4.  RENT. Tenant shall pay to Landlord as basic rent (the "Basic Rent") for the Premises, monthly in arrears on the last day of each month during the Term, the following sums: during the first five years of the Term, $25,000 monthly, during the sixth through tenth years of the Term, $27,500 monthly, during the eleventh through fifteenth years of the Term, $30,000 monthly, and during the sixteenth through twentieth years of the Term, $32,500 monthly. Rent for any period during the Term of this Lease which is for less than one (1) month shall be a pro rata portion of the monthly installation paid on the last day of the month in question. Rent shall be payable without notice or demand and without any deduction, off-set, or abatement in lawful money of the United States to the Landlord at the address stated herein for notices or to such other persons or such other places as Landlord may designate to Tenant in writing.

    5.  INTENTIONALLY LEFT BLANK.

    6.  USE. Tenant may utilize the Premises in any manner it determines and for any purpose not wholly inconsistent with its present use unless it receives Landlord's consent to such other purpose (which consent shall not be unreasonably withheld and shall only be withheld for good cause upon a reasonable basis) provided that it does not breach any applicable governmental laws, rules, and regulations. Landlord covenants to cooperate in all may seek with respect to the Property, any operations thereat, any adjacent property, and/or any operations thereat. Landlord expressly acknowledges that there is no express or implied covenant of continuous operation of Tenant hereunder.

    7.  TAXES. Tenant shall pay all real property taxes and general assessments levied and assessed against the Premises during the Term of this Lease. Tenant shall pay prior to the delinquency all taxes assessed against and levied upon the trade fixtures, furnishings, equipment, and other personal property of Tenant contained in the Premises. Tenant shall endeavor to cause such trade fixtures, furnishings, and equipment and all other personal property to be assessed and billed separately from the property of Landlord. If any of Tenant's sole personal property shall be assessed with Landlord's property,

Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

    8.  UTILITIES. Tenant shall make all arrangements and pay for all water, gas, heat, light, power, telephone, and other utility services supplied to the Premises together with any taxes thereon and for all connection charges. If any such services are not separately metered to Tenant, the Tenant shall pay a reasonable proportion, to be determined by Landlord, of all charges jointly metered with other premises.

    9.  MAINTENANCE AND REPAIRS. Landlord shall have no obligations to maintain or repair the Premises.

    10.  ALTERATIONS AND ADDITIONS. Tenant may, without Landlord's consent, make any alterations, improvements, or additions in or about the Premises as Tenant may determine. Before commencing any work relating to the alterations, additions, or improvements affecting the Premises, Tenant shall notify Landlord in writing of the expected date of the commencement of such work so that Landlord can post and record the appropriate notices of non-responsibility to protect Landlord from any mechanic's liens, materialman liens, or any other liens. In any event, Tenant shall pay, when due, all claims for labor and materials furnished to or for Tenant at or for use in the Premises. Tenant shall not permit any mechanic's liens or materialmen's liens to be levied against the Premises for any labor or material furnished to Tenant or claims to have been furnished to Tenant or Tenant's agents or contractor in connection with work or any character performed or claimed to have been performed on the Premises by or at the direction of Tenant; provided, however, that Tenant shall have the right to contest the validity of any such lien if, immediately on demand by Landlord, Tenant procures and records a lien release bond meeting the requirements of Landlord and shall provide for the payment of any sum that the claimant may recover on the claim (together with the costs of suit, if it is recovered in the action).

    11.  FIRE INSURANCE. Tenant at its cost shall maintain during the Term of this Lease on the Premises a policy or policies of standard fire and extended coverage insurance from an insurer acceptable to Landlord to the extent of at least full replacement value thereof or such greater amount as set forth below. Said insurance policies shall be issued in the names of Landlord and Tenant, as their interests may appear and shall be in such form and amount as are satisfactory to Landlord, in its sole reasonable discretion. Tenant at its cost shall maintain during the Term of this Lease on all its personal property, Tenant's improvements and alterations in or about the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief enforcements, to the extent of their full replacement value. The proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant's improvements or alterations.

    12.  LIABILITY INSURANCE. Tenant at its sole cost and expense shall maintain during the Term of this Lease public liability and property damage insurance, from an insurer and in form acceptable to Landlord, with a single combined liability limit of One Million and 00/100 Dollars ($1,000,000.00) and property damage limits of not less than One Million and 00/100 Dollars ($1,000,000.00), insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises. Both public liability insurance and property damage insurance shall insure performance by Tenant of the indemnity provisions below, but the limits of such insurance shall not, however, limit the liability of Tenant hereunder. Both Landlord and Tenant shall be named as additional insureds, and the policies shall contain cross-liability endorsements. If Tenant shall fail to procure and maintain such insurance, Landlord may, but shall not be required to, procure and maintain same at the expense of Tenant and the cost thereof shall become due and payable as additional rental to Landlord together with Tenant's next rental installment.

    13.  INDEMNITY, ETC.

    (a)  Hold Harmless. Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from Tenant's use or occupancy of the Premises or from the conduct of its business or from any activity, work, or things which may be permitted or suffered by Tenant in or about the Premises including all damage, costs, attorney fees, expenses, and liabilities incurred in the defense of any claim or action or proceeding arising therefrom. Except for Landlord's willful or negligent conduct, Tenant hereby assumes all risk of damage to property or injury to person in or about the Premises from any cause and Tenant hereby waives all claims in respect thereof against Landlord.

    (b)  Waiver of Subrogation. Tenant and Landlord each waives any and all rights of recovery against the other or against the officers, employees, agents, and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control where such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Each party shall cause each insurance policy obtained by it hereunder to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any such policy.

    (c)  Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for any injury to Tenant's business or loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents, contractors, or invitees, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction, or other defect of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, or lighting fixtures, or from any other cause, whether such damage results from conditions arising upon the Premises or upon other portions of the building in which the Premises are a part, or from any other sources or places. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant, if any, of the building in which the Premises are located.

    14.  DAMAGE OR DESTRUCTION.

    (a)  Damage—Insured. If, during the Term of this Lease, the Premises and/or the building and other improvements in which the Premises are located are totally or partially destroyed rendering the Premises totally or partially inaccessible or unusable, and such damage or destruction was caused by a casualty covered under an insurance policy required to be maintained hereunder, Landlord shall restore the Premises and/or the building and other improvements in which the Premises are located into substantially the same condition as they were in immediately before such damage or destruction, provided that the restoration can be made under the existing laws and can be completed within one hundred eighty (180) working days after the date of such destruction or damage. Such destruction or damage shall not terminate this Lease. If the restoration cannot be made in said 180 day period, then within fifteen (15) days after the parties hereto determine that the restoration cannot be made in the time stated in this paragraph, Tenant may terminate this Lease immediately by giving notice to Landlord and the Lease will be deemed canceled as of the date of such damage or destruction. If Tenant fails to terminate this Lease and the restoration is permitted under the existing laws, Landlord, at its option, may terminate this Lease or restore the Premises and/or any other improvements in which the Premises are located within a reasonable time and this Lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other party. Notwithstanding the above, if the Tenant is the insuring party and if the insurance proceeds received by Landlord are not sufficient to effect such repair, Landlord shall give notice to Tenant of the amount required in addition to the insurance proceeds to effect such repair. Tenant may, at Tenant's option, contribute the required amount, but upon failure to do so within forty-five (45) days following such notice, Landlord's sole remedy shall be, at Landlord's option and with no liability to Tenant, to cancel and terminate this Lease. If Tenant shall contribute such amount to Landlord within said forty-five (45) day period, Landlord shall make such repairs as soon as reasonably possible and this Lease shall continue in full force and effect. Tenant shall in no event have any right to reimbursement of any amount so contributed.

    (b)  Damage—Uninsured. In the event that the Premises are damaged or destroyed by a casualty which is not covered by the fire and extended coverage insurance which is required to be carried by Tenant pursuant to Article 11(a) above, the Landlord shall restore the same; provided that if the damage or destruction is to any extent greater than ten percent (10%) of the then replacement cost of the improvements on the Premises (exclusive of Tenant's trade fixtures and equipment and exclusive of foundations and footings), then Landlord may elect not to restore and to terminate this Lease. Landlord must give to Tenant written notice of its intention not to restore within thirty (30) days from the date of such damage or destruction and, if not given, Landlord shall be deemed to have elected to restore and in such event shall repair any damage as soon as reasonably possible. In the event that Landlord elects to give such notice of Landlord's intention to cancel and terminate this Lease Tenant shall have the right, within ten (10) days after receipt of such notice, to give written notice to Landlord of Tenant's intention to repair such damage at Tenant's expense, without reimbursement from Landlord, in which event the Lease shall continue in full force and effect and Tenant shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within such 10 day period, this Lease shall be canceled and be deemed terminated as the date of the occurrence of such damage or destruction.

    (c)  Damage Near the End of the Term. If the Premises are totally or partially destroyed or damaged during the last twelve (12) months of the Term of this Lease, Landlord may, at Landlord's option, cancel and terminate this Lease as of the date of the cause of such damage by giving written notice to Tenant of Landlord's election to do so within 30 days after the date of the occurrence of such damage; provided, however, that, if the damage or destruction occurs within the last 12 months of the term and if within ten (10) days after the date of such damage or destruction Tenant exercises any option to extend the term provided herein, Landlord shall restore the Premises if obligated to do so as provided in subparagraph (a) or (b) above.

    (d)  Abatement of Rent. If the Premises are partially or totally destroyed or damaged and Landlord or Tenant repairs or restores them pursuant to the provisions of this Article 14, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant's reasonable use of the Premises is impaired.

    (e)  Trade Fixtures and Equipment. If Landlord is required or elects to restore the Premises as provided in this Article, Landlord shall not be required to restore Tenant's improvements, trade fixtures, interior improvements, or equipment except to the extent such is a part of the Premises upon the commencement hereof, or to restore any alterations made by Tenant and restoration of such excluded items shall be the sole responsibility of Tenant.

    15.  CONDEMNATION. If the Premises or any portion thereof are taken by the power of eminent domain, or sold by Landlord under the threat of exercise of said power (all of which is herein referred to as "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of any building on the Premises, or more than twenty percent (20%) of the land area of the Premises not covered with buildings is taken by condemnation, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes possession, by notice in writing of such election within twenty (20) days after Landlord shall have notified Tenant of such taking or, in the absence of such notice, then within twenty (20) days after the condemning authority shall have taken possession. If this Lease is not terminated by either Landlord or Tenant as provided hereinabove, then it shall remain in full force and effect as to the portion of the Premises remaining, provided that the rental shall be reduced in proportion to the floor area of the building taken within the Premises as bears to the total floor area of all buildings located on the Premises to a complete unit of like quality and character as existed prior to the condemnation. Rent shall be abated or reduced during the period from the date of taking until the completion of restoration by Landlord, but all other obligations of Tenant under this Lease shall remain in full force and effect. The abatement or reduction of the rent shall be based on the extent to which the restoration interferes with Tenant's use of the Premises.

    16.  ASSIGNMENT AND SUBLETTING; FINANCING. Tenant may on one or more occasion assign or sublet all or any portion of the Premises to any party, without any consent of Landlord being required in connection therewith; provided, however, that no such assignment(s) or sublease(s) shall in any way relieve Tenant of any of its obligations under this Lease. In addition, Tenant shall have the right to place such financing as it may elect secured by its rights under this Lease and/or any of Tenant's equipment, fixtures, or other personalty located at the Premises and Landlord shall cooperate with any such financing by Tenant and execute such reasonable agreements of attornment, access, and/or consent as any such lender(s) to Tenant may request.

    17.  DEFAULT. The occurrence of any one or more of the following shall constitute a default and breach of this Lease by Tenant: failure to pay rent within ten (1) days of the date due, or failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after written notice thereof has been given to Tenant by Landlord; provided, however that if the default cannot reasonably be cured within said thirty (30) day period, Tenant shall not be in default under this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently prosecutes the same to completion.

    Landlord shall have the following remedies if Tenant commits a default under this Lease. These remedies are not exclusive but are cumulative and in addition to any remedies now or hereafter allowed by law. During the period that Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the rent due under the Lease on the dates the rent is due, less the rent Landlord received from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. If Landlord elects to relet the Premises as provided in this paragraph, any rent that Landlord receives from such reletting shall apply first to the payment of any indebtedness from Tenant to Landlord other than the rent due from Tenant to Landlord; secondly, to all costs, including maintenance, incurred by Landlord in such reletting; and third, to any rent due and unpaid under this Lease. After deducting the payments referred to in this paragraph, any sum remaining from the rent Landlord receives from such reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from reletting is less than the rent due on that date, Tenant shall pay to Landlord, in addition to the remaining rent due, all costs, including maintenance, that Landlord shall have incurred in reletting that remain after applying the rent received from the reletting as provided in this paragraph. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. In the event that Landlord suffers any damages for late fees or any other costs or charges under indebtedness secured by the Premises as a result of any late payment of rent by Tenant, Tenant shall pay to Landlord as additional rent an amount equal to such late fees owed by Landlord. Acts of maintenance, efforts t relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest in this Lease shall not constitute a termination of Tenant's right to possession. In the event of such termination, Landlord has the right to recover from Tenant: (i) the worth, at the time of the award, of the unpaid rent that had been earned at the time of the termination of this Lease; (ii) the worth, at the time of the award of the amount by which the unpaid rent that would have been earned after the date of the termination of this Lease until the time of the award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; (iii) the worth, at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (iv) any other amount, including court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default. "The worth at the time of the award" as referred to in this paragraph is to be computed by discounting the amount at the "prime rate" of interest of First Interstate Bank of Nevada, N.A. in effect from time to time plus four percent (4%). If Landlord at any time, by reason of Tenant's default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid by a later date shall bear interest at the "prime rate" of interest of First Interstate Bank of Nevada, N.A. in effect from time to time plus four percent (4%) until Landlord is reimbursed by Tenant. The sum, together with interest thereon, shall be considered additional rent.

    18.  SIGNS. Tenant shall have the right to place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decorations on the building or other improvements that are a part of the Premises without Landlord's consent.

    19.  EFFECTIVE DATE. This Lease is effective immediately upon and shall commence upon the date of the consummation of the Sale.

    20.  SUBORDINATION. This Lease, at Landlord's option from time to time, shall be subordinated to any mortgage, deed of trust, ground lease or any other hypothecation for security hereafter placed upon the real property of which the Premises are a part or the lease therefor and to any and all advances made on the security thereof and to all renewals, modifications, and extensions thereof. In connection with any such subordination, upon Tenant's request, Landlord shall obtain from the lender or other secured party in question an agreement of non-disturbance providing, in substance, that Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all the other provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.

    21.  SURRENDER. On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in good condition, broom clean, ordinary wear and tear accepted. Tenant shall repair any damage to the Premises occasioned by its use thereof or by the removal of Tenant's trade fixtures, furnishings, and equipment which repair shall include the patching and filling of holes and repair of structural damage. Tenant shall remove all of its personal property and fixtures on the Premises prior to the expiration of the term of this Lease and if required by Landlord pursuant to Article 10 above, any alterations, improvements, or additions made by Tenant to the Premises. If Tenant fails to surrender the Premises to Landlord on the expiration of the Lease as required by this paragraph, Tenant shall hold Landlord harmless from all damages resulting from Tenant's failure to vacate the Premises, including, without limitation, claims made by any succeeding tenant resulting from Tenant's failure to surrender the Premises.

    22.  HOLDING OVER. If Tenant, with Landlord's consent, remains in possession of the Premises after the expiration or termination of the term of this Lease, such possession by Tenant shall be deemed to be a tenancy from month-to-month at a rental in the amount of the last monthly rental plus all other charges payable hereunder, upon all the provisions of this Lease applicable to month-to-month tenancy.

    23.  BINDING ON SUCCESSORS AND ASSIGNS. The terms, conditions, and covenants of the Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors, and assigns.

    24.  NOTICES. Whenever under this Lease a provision is made for any demand, notice, or declaration of any kind, it shall be in writing and served either personally or sent by registered or certified United States mail, postage prepaid, addressed at the address as set forth below:

TO LANDLORD AT:	THE 1993 SAMUEL JOSEPHSON REVOCABLE FAMILY TRUST under Declaration of Trust dated September 3, 1993 C/o Mr. Charles L. Chrein, C.P.A. P.O. Box 6967 Yorkville Station New York, New York 10128
With a copy to:	R. Gardner Jolley, Esq. Jolley, Urga, Wirth & Woodbury 300 South Fourth Street, #800 Las Vegas, Nevada 89101
TO TENANT AT:	Phoenix Associates, a Nevada limited partnership c/o Consolidated Management, Inc. 4650 West Oakey, #2220 Las Vegas, Nevada 89108 Attn: Mr. Eli Applebaum

    Such notice shall be deemed to be received within forty-eight (48) hours from the time of mailing, if mailed as provided for in this paragraph.

    25.  CHOICE OF LAW. This Lease shall be governed by the laws of the State of Nevada without regard to its principles of conflicts of laws.

    26.  ATTORNEY FEES. If litigation or arbitration concerning this Lease, the Premises, or the building or other improvements in which the Premises are located arises between Landlord and Tenant, the prevailing party shall be liable to the other party hereto for reasonable attorney fees and costs of suit.

    27.  WAIVERS. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any proceeding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of its acceptance of such rent.

    28.  INCORPORATION OF PRIOR AGREEMENTS; CONSTRUCTION OF THIS LEASE. This Lease contains all agreements of parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified only in writing, and signed by the parties in interest at the time of such modification. Each party to this Lease and its counsel have reviewed and revised this Lease. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or of any amendments or exhibits to this Lease.

    29.  SEVERABILITY. The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions hereof unenforceable, invalid, or illegal.

    30.  ESTOPPEL CERTIFICATES. Tenant, within ten (10) days after notice from Landlord, shall execute and deliver to Landlord, addressed to any party directed by Landlord and on form prescribed by Landlord, a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification(s). The certificate shall further state the amount of minimum monthly rent, the dates of which rent has been paid in advance, the amount of any security deposit. The certificate shall also acknowledge that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or it shall specify such defaults, if any, which are claimed, and shall state such further matters (and be from any or all of the Guarantors if requested by Landlord) as Landlord may reasonably request.

    31.  COVENANTS AND CONDITIONS. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

    32.  SINGULAR AND PLURAL. When required by the context of this Lease, the singular shall include the plural.

    33.  JOINT AND SEVERAL OBLIGATIONS. "Party" shall mean Landlord and Tenant and if more than one person or entity is the Landlord or Tenant, the obligations imposed on that party shall be joint and several.

    34.  PURCHASE OPTION. During the Term hereof (which for all purposes is deemed terminated upon eviction of Tenant), as may be extended from time to time, Tenant shall have the right to reacquire the fee simple interest in and to the Premises, on such notice and on such schedule as it may deem appropriate for a price equal to the greater of (i) 120 times the amount of monthly Basic Rent in effect at the time of notice of such reacquisition or (ii) during the first year of the Term $3,050,000 and thereafter $3,100,000. Such reacquisition of the Premises shall be made with the Premises to be subject only to such encumbrances as are in effect upon or in connection with consummation of the Sale (with a credit to Tenant for the amount secured by such encumbrances) and shall provide for Tenant to receive title insurance substantially in the form as was provided to Landlord in connection with the Sale and allocation of the expenses (e.g., escrow fees, title insurance, etc.) of the reacquisition in the same manner as was provided for in the Sale (i.e., with Landlord to pay the "Seller's" costs thereunder and Tenant to pay the "Buyer's" costs thereunder). Payments to the Landlord under the purchase option shall be in cash or by certified funds.

    35.  MEMORANDUM OF LEASE AND PURCHASE OPTION. Concurrently with the effectiveness hereof (i.e., the closing of the Sale), Landlord and Tenant shall execute, deliver, acknowledge, and record with the Recorder of the County of Clark a Memorandum substantially in the form attached as Appendix i attached hereto and incorporated herein by this reference.

    36.  CONFLICT OF INTEREST: DISCLOSURE AND WAIVER. Landlord understands, acknowledges, agrees, and does hereby represent and warrant (which representation and warranty shall survive the Closing), that: (i) it has been disclosed to Landlord that Alan C. Sklar, a partner in Tenant and a shareholder, officer, and Director of Tenant's general partner, is also a shareholder of Gordon & Silver, Ltd., which has served as counsel to Landlord with respect to certain matters; (ii) Gordon & Silver, Ltd., has not acted as counsel to Landlord in connection herewith, the Sale, or any related or ancillary instruments, other documents, or matters; (iii) Rule 158 of the Nevada Supreme Court Rules prohibits a lawyer from entering into a business transaction with a client except in accordance with the provisions thereof, which provisions are embodied in this Section 36; (iv) the transaction and terms upon which Landlord is acquiring and leasing back the Property are fair and reasonable to Landlord, inasmuch as, among other matters, Tenant, upon advice of experts, is satisfied that the purchase price to be paid for and terms of the purchase of the Premises and the rates, terms, and purchase option price of the Premises hereunder are fair and reasonable; (v) the transaction and terms upon which Landlord is purchasing, financing, leasing, and conveying to Tenant an option to repurchase the Premises have been fully disclosed and transmitted in writing to Landlord in a manner which can be reasonably understood by Landlord; (vi) Tenant has been given a reasonable opportunity to seek the advice of independent counsel in the transaction and has in fact sought and received the advice of such independent counsel in connection herewith; and (vii) Landlord, by its execution of this Agreement, hereby consents to the indirect entry into a business transaction with a shareholder of Gordon & Silver, Ltd., and waives any actual, apparent, or purported conflict of interest with respect thereto.

    37.  OBLIGATION OF TENANT TO CAUSE REFINANCING OF DEBT SECURED BY THE PREMISES; MODIFICATIONS TO RENT BASED UPON FLUCTUATIONS IN DEBT SERVICE. Landlord and Tenant acknowledge that certain indebtedness is secured by deeds of trust (the "Deeds of Trust") upon the Premises. Tenant covenants that, during the entire Term, it shall cause such indebtedness to be extended or to be refinanced at Tenant's sold cost and expense (e.g., payment of all loan fees, other costs of refinancing or loan extension costs, etc.) and Landlord shall cooperate therewith. Notwithstanding anything provided to the contrary, including, without limitation, Paragraph 4 hereinabove, in the event that the sum due upon any new or extended financing would cause the monthly income to Landlord after payment of all debt service upon indebtedness secured by the Premises ("Landlord's Net Income") to be less than or more than the sum of $9,166.67, plus all increases in effect above the initial Basic Rent of $25,000 (the "Rent Increases") then the Basic Rent shall be increased (i.e., if the annual payments upon such indebtedness are greater than 10% of the principal amount thereof) or decreased (i.e., if the annual payments upon such indebtedness are less than 10% of the principal amount thereof), as the case may be, such that the Landlord's Net Income shall be the sum of $9,166.67 plus the Rent Increases, monthly; provided, however, that to the extent any such indebtedness is being amortized, then the aggregate sum of all such amortized amounts shall be credited for the benefit of Tenant upon its exercise of the purchase option provided for herein.

    The parties hereto have executed this Lease on the date first above written.

LANDLORD:	TENANT:

THE 1993 SAMUEL JOSEPHSON	PHOENIX ASSOCIATES, a Nevada limited
REVOCABLE FAMILY TRUST	partnership
under Declaration of Trust dated
September 3, 1993	By: Consolidated Management, Inc., a
Nevada corporation, General Partner
By: T.D.C.R. Associates, Inc., a
Nevada corporation, Trustee
By: /s/ ELI APPLEBAUM
Eli Applebaum, President
By: /s/

Its: President

GUARANTEE

    The undersigned hereby personally unconditionally guarantees the timely performance of each of the obligations of Tenant hereinabove.

By:	/s/ ELI APPLEBAUM Eli Applebaum

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EXHIBIT 10.33
LEASE